Exhibit 99.1

Tennessee Commerce Bancorp Reports Record First Quarter Results

          FRANKLIN, Tenn., April 24 /PRNewswire-FirstCall/ -- Tennessee Commerce Bancorp, Inc. (OTC Bulletin Board: TNCC.OB) today reported record net income, loans and deposits for the first quarter ended March 31, 2006.

          Net income rose 37.3% to $909,000 for the first quarter ended March 31, 2006 compared with $662,000 in the same period in 2005. Diluted earnings per share increased 31.6% to $0.25 for the first quarter of 2006 compared with $0.19 per diluted share for the same quarter in 2005.

          “Tennessee Commerce reported record first quarter net income due to the continued growth in earning assets,” stated Mike Sapp, President of Tennessee Commerce Bancorp. “Net loans grew 59.3% to $379.3 million in the first quarter of 2006 as compared to March 31, 2005 and accounted for 89% of earning assets as we continued to experience strong loan demand from our business customers.”

          Commenting on the Corporation’s progress, Lamar Cox, Chief Administrative Officer said, “We achieved major non-financial milestones during the quarter. We opened our first loan production office in Birmingham, Alabama. The new office provides access to the fast growing markets in Birmingham and Huntsville and is staffed by a veteran lender. In addition, we increased our main office space by over 25% to meet growing customer demand for services. We remain focused on our business banking model as a platform for continued expansion.”

          Record First Quarter
          Net interest income rose 43.3% to $4.3 million in the first quarter of 2006 compared with $3.0 million in the first quarter of 2005. The growth in net interest income was due to an increase in loans offset somewhat by a decline in net interest margin. Net interest margin was 4.18% in the first quarter of 2006 compared with 4.90% in the first quarter of 2005.

          “The current interest rate environment has resulted in some margin compression as deposits have re-priced faster than earning assets,” noted Mr. Sapp. “Since last year, federal funds rates have increased 200 basis points while the yield curve has remained relatively flat.”

          Non-interest income grew 17.8% to $245,000 compared with $208,000 in the first quarter of 2005. The growth in non-interest income resulted primarily from higher fee income.

          Provision for loan losses increased to $1.0 million in the first quarter of 2006, up from $650,000 in the first quarter of last year. The increase was associated primarily with the growth rate in the loan portfolio. At the end of the first quarter, the allowance for loan losses was 1.32% of net loans compared with 1.33% in the year prior period.

          Annualized return on average assets was 0.87% and annualized return on average equity rose to 13.54% in the first quarter of 2006. Tennessee Commerce’s efficiency ratio was 44.84% in the first quarter of 2006 compared with 46.84% in the first quarter of 2005.

          About Tennessee Commerce Bancorp, Inc.
          Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee and it has a loan production office in Birmingham, Alabama. Tennessee Commerce Bancorp’s stock is traded on NASDAQ’s Over-the-Counter market under the stock symbol TNCC.

          Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp’s operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation’s filings with the Securities and Exchange Commission.

Tennessee Commerce Bancorp, Inc.
Financial Highlights

(Dollars in thousands except ratios and share and per share data)

	Three Months Ended March 31,

	2006	2005

Earnings:
Net Interest Income	$4,255	$3,048
Non-Interest Income	245	208
Provision for Loan Losses	1,000	650
Operating Expense	2,018	1,525
Income Before Income Taxes	1,482	1,081
Income Taxes	573	419

Net Income	$909	$662

At March 31
Total Assets	$438,318	$284,250
Net Loans	379,264	238,140
Earning Assets	425,994	269,443
Allowance for Loan Losses	5,020	3,173
Deposits	400,977	250,468
Shareholders’ Equity	$27,277	$24,054
Total Shares Outstanding	3,240,674	3,238,674
Significant Ratios - YTD
Net Interest Margin	4.18%	4.90%
Return on Average Assets	0.87%	1.04%
Return on Average Equity	13.54%	11.10%
Efficiency Ratio	44.84%	46.84%
Allowance for Loan Losses/Net Loans	1.32%	1.33%
Leverage Ratio	8.41%	12.50%
Basic Earnings per Share - YTD	$0.28	$0.20
Diluted Earnings per Share - YTD	$0.25	$0.19

SOURCE  Tennessee Commerce Bancorp, Inc.
    -0-                             04/24/2006
    /CONTACT:  George Fort, Chief Financial Officer of Tennessee Commerce
Bancorp, Inc., +1-615-599-2274/
    (TNCC)